Exhibit 99.B

EXCESS BOND	Home Offices P.O. Box 1227 Baltimore, MD 21203

Fidelity and Deposit Company of Maryland

Colonial American Casualty and Surety Company

(stock insurance companies, herein called Underwriter)

			Bond No.	FIB 0004712-05
DECLARATIONS

ITEM 1.	Name of Insured: Wells Fargo Funds Trust, et al

Principal Address: 525 Market Street , 12th Fl
	San Francisco			CA 94105

ITEM 2.	Bond Period: from 12:01 a.m. on 03-01-2006 to 12:01 a.m. on 03-01-2007

ITEM 3.	The Aggregate Limit of Liability of the Underwriter during the Bond Period shall be $20,000,000 Single Loss

ITEM 4.	Schedule of Underlying Bonds:

a. Primary Bond
	Underwriter	Bond No	Limit	Deductible
	Great American Ins. Group	FS 517-76-01-02	$20,000,000	$25,000

b. Other Bonds:
	Underwriter	Bond No.	Limit	Deductible

ITEM 5.	The liability of the Underwriter is subject to the terms of the following riders attached hereto: SR 5862

ITEM 6.	The Insured by the acceptance of this bond gives notice to the Underwriter terminating or canceling prior bond(s) or policy(ies) No.(s) FIB 0004712-04 such termination or cancellation to be effective as of the time this bond becomes effective.

Countersigned by:
Authorized Representative

EXCESS BOND

In consideration of an agreed premium, and in reliance upon all statements made and information furnished to the Underwriter, and to the Underlying Underwriter of the Underlying Bond, by the Insured in applying for this bond, and subject to the Declarations, terms, conditions, limitations and exclusions hereof, the Underwriter and the Insured agree:

1.	INSURING AGREEMENT

The Underwriter shall provide the Insured coverage, during the Bond Period set forth in Item 2. of the Declarations, excess of the Underlying Bond in Item 4. of the Declarations. Coverage hereunder shall apply only after all such Underlying Bond has been exhausted and shall then apply in conformance with the terms, conditions and limitations of the bond immediately underlying this bond, except as specifically set forth in the terms, conditions and limitations of this bond.

2.	DEFINITIONS

As used in this bond:

(a)	Insured means those organizations covered under the bond immediately underlying this bond.

(b)	Primary Bond means the bond scheduled in Item 4.a. of the Declarations.

(c)	Underlying Bond means all those bonds scheduled in Item 4. of the Declarations and any bonds replacing them.

3.	MAINTENANCE OF UNDERLYING BONDS

All of the Underlying Bonds scheduled in Item 4. of the Declarations shall be maintained during the Bond Period in full force and effect and affording coverage at least as broad as the Primary Bond, except for any reduction of the aggregate limit(s) of liability available under the Underlying Bond solely by reason of payment of loss thereunder. Failure to comply with the foregoing shall not invalidate this bond, but the Underwriter shall not be liable to a greater extent than if this condition had been complied with, providing that nothing in this provision shall be deemed to negate Section 11. of this bond.

In the event of any actual or alleged failure by the Insured to give notice or to exercise any extensions under any Underlying Bond, the Underwriter shall not be liable hereunder to a greater extent than it would have been in the absence of such actual or alleged failure.

4.	EXHAUSTION OF UNDERLYING LIMIT(S)

Upon the exhaustion of the limit(s) of liability of the Underlying Bond solely as the result of actual payment of loss thereunder by the applicable Underwriters, this bond shall, subject to the limit of liability of the Underwriter and to the other terms, conditions and limitations of this bond, continue to apply to losses as excess coverage over the amount of coverage remaining under such Underlying Bond. Upon the exhaustion of all the limit(s) of liability of such Underlying Bond solely as a result of payment of loss thereunder, the remaining limits available under this bond shall, subject to the limit of liability of the Underwriter and to the other terms, conditions and limitations of this bond, continue for subsequent losses as a primary bond and any single loss deductible amount specified in the Primary Bond shall be imposed under this bond as to each single loss; otherwise no single loss deductible amount shall be imposed under this bond.

5.	AGGREGATE LIMIT OF LIABILITY

The amount set forth in Item 3. of the Declarations is the limit of liability of the Underwriter and shall be the maximum aggregate limit of liability of the Underwriter for the Bond Period.

6.	CLAIM PARTICIPATION

The Underwriter may, at its sole discretion, elect to participate in the investigation, settlement or defense of any claim brought by or against any Insured under this bond, even if the Underlying Bond has not been exhausted.

7.	SUBROGATION—RECOVERIES

In that this bond is excess coverage, the Insured’s and the Underwriter’s right of recovery against any person or entity may not be exclusively subrogated. Despite the foregoing, in the event of any payment under this bond, the Underwriter shall be subrogated to all the Insured’s rights of recovery against any person or organization, to the extent of such payment, and the Insured shall execute and deliver instruments and papers and do whatever else is necessary to secure such rights.

Any amounts recovered after payment of loss hereunder shall be apportioned in the inverse order of payment by the Underwriter and the underwriters of any Underlying Bond to the extent of actual payment. The expenses of all such recovery proceedings shall be apportioned in the ratio of respective recoveries.

8.	NOTICE

As soon as practicable, the Insured shall give the Underwriter notice:

(a)	in the event of the cancelation of any Underlying Bond;

(b)	of any loss or any situation that could give rise to a loss under any Underlying Bond;

(c)	of any alteration of any provisions of any Underlying Bond;

(d)	of any additional or return premiums charged or allowed in connection with any Underlying Bond.

9.	ALTERATION

No change in or modification of this bond shall be effective except when made by rider signed by an authorized representative of the Underwriter or any of its agents relating to this bond.

10.	BOND TERMINATION OR CANCELATION

This bond may be canceled by the Insured at any time by written notice or by surrender of this bond to the Underwriter. This bond may also be canceled by or on behalf of the Underwriter by delivery to the Insured or by mailing to the Insured, by registered, certified or other first class mail, at the address shown in Item 1. of the Declarations, written notice stating when, not less than sixty (60) days thereafter, the cancelation shall become effective.

The mailing of such notice as aforesaid shall be sufficient proof of notice and this bond shall terminate at the date and hour specified in such notice.

If the period of limitation relating to the giving of notice is prohibited or made void by any law controlling the construction thereof, such period shall be deemed to be amended so as to be equal to the minimum period of limitation permitted by such law.

The Underwriter shall refund the unearned premium computed at customary short rates if the bond is terminated in its entirety by the Insured. Under any other circumstances, the refund shall be computed pro rata.

11.	TERMINATION OF UNDERLYING BOND

This bond shall terminate immediately upon the termination of any Underlying Bond scheduled in Item 4. of the Declarations, whether by the Insured or the applicable Underlying Underwriters. Notice of cancelation or nonrenewal of any one of the aforementioned bonds duly given by any aforementioned Underlying Underwriter, shall serve as notice of the cancelation or nonrenewal of this bond by the Underwriter.

IN WITNESS WHEREOF, the Underwriter has caused this bond to be signed by its President and by its Secretary at Schaumburg, Illinois, and to be countersigned on the Declarations by a duly authorized representative.

Attest	By

Secretary	President

RIDER/ENDORSEMENT	Home Office P.O. Box 1227 Baltimore, MD 21203

This rider/endorsement forms a part of and is issued by the Underwriter/Company of the bond/policy numbered below.

If this form is issued concurrently with the bond/policy, this Attaching Clause need not be completed.

To be attached to and form part of Bond/Policy No. FIB 0004712-05	Effective Date 03/01/06

It is agreed that:

In compliance with the ruling of the Commissioner of Insurance of the State of California and the Opinion of the Attorney General of that State requiring that the premium for all bonds or policies be endorsed thereon, the basic premium charged for the attached bond/policy for the period

from	03/01/2006

to	03/01/2007

is	$44,766	[If installment basis, insert Per Installment]

SR 5862 CALIFORNIA PREMIUM RIDER

FOR USE WITH ALL FORMS OF STANDARD BONDS, COMBINATION SAFE DEPOSITORY POLICY FOR

FINANCIAL INSTITUTIONS, AND COMPUTER CRIME POLICY FOR FINANCIAL INSTITUTIONS

TO COMPLY WITH RULINGS OF THE INSURANCE COMMISSIONER AND THE ATTORNEY GENERAL.

REVISED TO AUGUST, 1968.

F668d